Exhibit 10.49

EMPLOYEE RELOCATION REPAYMENT AGREEMENT

According to NEKTAR THERAPEUTICS policy, I am eligible to receive reimbursement for specified relocation expenses.  Before receiving any reimbursements and/or advances, I agree to and understand the following:

In the event that I cease to be employed by NEKTAR THERAPEUTICS, or any of its affiliated companies, within twelve (12) months of the date a relocation expense was incurred on my behalf, for reasons other than death, disability or a decision by NEKTAR THERAPEUTICS that my services are no longer required, I agree to reimburse NEKTAR THERAPEUTICS, or any of its affiliated companies, all relocation expenses paid by NEKTAR THERAPEUTICS on the effective date of my termination according to the following scale:

Length of Service from Date Relocation Expense Was Incurred

Length of Services	Amount

9 months or less	100%
9-10 months	75%
10-11 months	50%
11-12 months	25%

/s/ Ajay Bansal	4/2/03
Signed	Date

Ajay Bansal
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